EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-207129) on Form S-8 of our report dated June 27, 2015 appearing in the annual report on Form 11-K of SPX FLOW Retirement Savings Plan as of December 31, 2015 and for the period from September 21, the Plan’s inception date, through December 31, 2015.

/s/ Plante & Moran, PLLC
Flint, Michigan
June 27, 2016